ALPHARx, INC.

CONSOLIDATED FINANCIAL STATEMENTS AND AUDIT REPORT

SEPTEMBER 30, 2003 AND SEPTEMBER 30, 2002

TABLE OF CONTENTS

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of
AlphaRx, Inc.

We have audited the consolidated balance sheet of AlphaRx, Inc. (incorporated in the State of Delaware) as of September 30, 2003, and the consolidated statement of operations, cash flows and changes in shareholders' equity (deficiency) for the year then ended. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2003, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has recurring negative working capital that raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainly. Should the Company be unable to continue as a going concern, certain assets and liabilities will have to be adjusted to their liquidation values.

The consolidated financial statements of AlphaRx, Inc. as of September 30, 2002 were audited by another auditor whose report dated December 23, 2003, expressed an unqualified opinion on those consolidated financial statements.

Toronto, Ontario
January 19, 2004

/s/ Schwartz Levitsky Feldman LLP
Schwartz Levitsky Feldman LLP
Chartered Accountants

ALPHARx, INC.

CONSOLIDATED BALANCE SHEETS

AS AT SEPTEMBER 30, 2003 AND 2002

ASSETS

	September 30	September 30
	2003	2002

CURRENT ASSETS

Cash	$24,520	$0
Accounts Receivable (note 3)	27,662	0
Prepaid Expenses	3,690	29,385
Inventory (note 4)	141,905	52,141

TOTAL CURRENT ASSETS	197,777	81,526

PROPERTY, PLANT & EQUIPMENT, (note 5)	126,535	117,102

OTHER ASSETS

Licensing Right (note 6)	230,000	0

TOTAL ASSETS	$554,312	$198,628

ALPHARx, INC.

CONSOLIDATED BALANCE SHEETS

AS AT SEPTEMBER 30, 2003 AND 2002

CONSOLIDATED LIABILITIES AND SHAREHOLDERS' EQUITY

	September 30	September 30
	2003	2002
CURRENT LIABILITIES
Bank Indebtedness	$0	$9,202
Accounts Payable and Accrued Liabilities (note 7)	254,724	24,680
Notes Payable (note 8)	474,837	52,319
Litigation Liabilities (note 9)	25,000	25,000
TOTAL CURRENT LIABILITIES	754,561	111,201

CONTINGENCIES & COMMITMENTS (note 9 and
10)

SHAREHOLDERS' EQUITY (DEFICIENCY)
Common Stock, $ 0.0001 par value,
Authorized 100,000,000 shares, issued and
outstanding 16,920,082 shares (2002 - 15,327,341	1,692	1,533
shares) (note 11)
Additional paid-in capital	4,024,039	2,897,277
Deficit	(4,225,980)	(2,811,383)

TOTAL SHAREHOLDERS' EQUITY (DEFICIENCY)	(200,249)	87,427
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$554,312	$198,628

ALPHARx, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED SEPTEMBER 30, 2003 AND 2002

	September 30
	2003	2002
SALES	$52,925	$282

COST OF SALES	19,510	59

GROSS MARGIN	33,415	223

SELLING AND ADMINISTRATIVE EXPENSES	1,225,140	532,551
RESEARCH AND DEVELOPMENT EXPENSES	186,241	445,637
DEPRECIATION	26,764	22,531
LOSS FROM OPERATIONS	(1,404,730)	(1,000,496)

OTHER INCOME AND EXPENSES

Other Income	10,133	6,206
Litigation Claims (note 9)		(25,000)
Loss on Investment	(20,000)
	(9,867)	(18,794)

LOSS BEFORE INCOME TAXES	(1,414,597)	(1,019,290)

INCOME TAX (note 12)	0	0

NET LOSS	$ (1,414,597)	$ (1,019,290)

NET LOSS PER COMMON SHARE, BASIC &	(0.09)	(0.07)
DILUTED

WEIGHTED AVERAGE NUMBER OF COMMON	15,858,421	14,011,522
SHARES OUTSTANDING

ALPHARx, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
FOR THE YEARS ENDED SEPTEMBER 30, 2003 AND 2002

	Common Stock		Additional	Retained	Total
	Number of		Paid-in	Earnings	Shareholders'
	Shares	Amount	Capital	(Deficits)	Equity
Balance at	49,513,330	$ 4,951	$ 1,386,779	$ (1,792,093)	$(400,363)
September 30,
2001

Issuances of	6,451,993	645	536,551		537,196
stock -
Common

Share	(44,772,259)	(4,477)	4,477		0
Consolidation

Issue of	4,134,277	414	969,470		969,884
Stock-
Common

Net loss for the				(1,019,290)	(1,019,290)
Year ending
September 30,
2002

Balance at	15,327,341	1,533	2,897,277	(2,811,383)	87,427
September 30,
2002

Issuances of	1,592,741	159	846,168		846,327
stock-
Common

Issuance of Stock			280,594		280,594
Options for consulting services

Net loss for the				(1,414,597)	(1,414,597)
Year ending
September 30,
2003

	16,920,082	1,692	4,024,039	(4,225,980)	(200,249)

ALPHARx, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED SEPTEMBER 30, 2003 AND 2002

	September 30
	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(1,414,597)	$(1,019,290)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	26,764	22,531
Shares Issued For Services Rendered	273,436	0
Options Issued For Services Rendered	280,594	0

Changes in assets and liabilities:
Increase in Inventory	(89,764)	(52,141)
Increase in Accounts Receivable	(27,662)	0
(Increase) Decrease in Prepaid Expenses	25,695	(29,385)
Increase (Decrease) in Accounts Payable and Accrued	230,044	(291,433)
Liabilities
Increase in Litigation Liabilities	0	25,000

NET CASH USED IN OPERATING ACTIVITIES	(695,490)	(1,344,718)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sales of Investments	0	46,408
Purchase of Licensing Rights	(230,000)	0
Purchase of Machinery & Equipment	(36,197)	(4,278)

NET CASH PROVIDED/(USED) BY INVESTING ACTIVITIES	(266,197)	42,130

CASH FLOWS FROM FINANCING ACTIVITIES
Decrease in bank indebtedness	(9,202)	(7,057)
Issuance (Payment) of Notes Payable, net (note 8)	422,518	(197,435)
Proceeds from Issuance of Common Stock	572,891	1,507,080

NET CASH PROVIDED BY FINANCING ACTIVITIES	986,207	1,302,588

NET INCREASE IN CASH	24,520	0

CASH, beginning of year	0	0

CASH, end of year	$24,520	$0

SUPPLEMENTARY DISCLOSURE:
The statement of cash flows using indirect method as defined under Statement of Financial Accounting Standard of No. 95.

ALPHARX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2003

NOTE 1. NATURE OF BUSINESS AND GOING CONCERN

ALPHARX, INC. (the Company) was incorporated under the laws of the State of Delaware on August 8, 1997. The company is an emerging pharmaceutical company specializing in the formulation of therapeutic products using proprietary drug delivery technologies. The company was formally known as LOGIC TECH INTERNATIONAL, INC., and had its corporate name amended during the fiscal year of 2000.

Effective July 1, 2003 the Company acquired all of the shares of AlphaRx Canada Limited for nominal value of $1. AlphaRx Canada Limited was dormant until this time. AlphaRx Canada Limited was incorporated under the laws of Ontario in order to streamline sales of the Company's products in the Canadian market. Prior to this time AlphaRx Canada Limited had no material assets or any liabilities and was wholly owned by the President & CEO of the Company. The consolidated financial statements reflect the activities of the Company and of AlphaRx Canada Limited - its wholly owned subsidiary. All material inter-company accounts and transactions have been eliminated.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Accordingly, they do not include any adjustments relating to the realization of the carrying value of assets or the amounts and classification of liabilities that might be necessary should the company be unable to continue as a going concern. Continuance of the company as a going concern is dependent on its future profitability and on the on-going support of its shareholders, affiliates and creditors.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of ALPHARX, INC. is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management who is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

Cash

Cash includes cash on hand, amounts from and to banks, and any other highly liquid investments purchased with a maturity of three months or less. The carrying amount approximates fair value because of the short maturity of those instruments.

Fair Value of Financial Instruments

The carrying amount of the Company's account receivables, accounts payable and accrued liabilities and notes payable approximates fair value because of the short maturity of these instruments.

Long-Term Financial Instruments

The fair value of each of the Corporation's long-term financial assets is based on the amount of future cash flows associated with each instrument discounted using an estimate of what the Company's current borrowing rate for similar instruments of comparable maturity would be.

It is of the management's opinion that the Company's is not exposed to significant interest rate risk, credit risk or currency risks arising from these financial instruments.

Inventory

Inventory is recorded at the lower of cost and net realizable value. Cost is determined on the first-in first-out basis.

Foreign Currency Translation

The Company maintains the books and records of the subsidiary in Canadian dollars, its functional currency. The records of the Canadian subsidiary are converted to US dollars, the reporting currency. The translation method used is the current rate method which is the method mandated by SFAS 52 where the functional currency is the foreign currency. Under the current rate method all assets and liabilities are translated at the current rate, stockholder's equity accounts are translated at historical rates and revenues and expenses are translated at average rates for the year.

Earnings or Loss Per Share

The Company adopted FAS No.128, "Earnings per Share", which requires disclosure on the financial statements of "basic" and "diluted" earnings (loss) per share. Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the year. Diluted earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding plus common stock equivalents (if dilutive) related to stock options and warrants for each year.

Income Taxes

The Company accounts for income tax under the provision of Statement of Financial Accounting Standards No. 109, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statement or tax returns. Deferred income taxes are provided using the liability method. Under the liability method, deferred income taxes are recognized for all significant temporary differences between the tax and financial statement bases of assets and liabilities.

Effects of changes in enacted tax laws on deferred tax assets and liabilities are reflected as adjustments to tax expense in the period of enactment. Deferred tax assets may be reduced, if deemed necessary based on a judgmental assessment of available evidence, by a valuation allowance for the amount of any tax benefits which are more likely, based on current circumstances, not expected to be realized.

Property and Equipment

Property and equipment are stated at cost. Depreciation is calculated by using Modified Accelerated Cost Recovery System Method for financial reporting as well as income tax purposes at rates based on the following estimated useful lives:

Furniture and Fixtures	7 years
Machinery and Equipment	3 - 7 years
Automobile	5 years
Improvements	10 years

The Company capitalizes expenditures that materially increase assets' lives and expenses ordinary repairs and maintenance to operations as incurred. When assets are sold or disposed or otherwise fully depreciated, the cost and related accumulated deprecation are removed from the accounts and any gain or loss is included in the statement of income and retained earnings.

Research and Development

All research and development costs are charged to expense as incurred. These costs include research and development, travel to explore and evaluate new products, product licensing, and various legal and professional fees incurred for preparation of patent applications.

Revenue Recognition

Sales represent the invoiced value of goods supplied to customers. Revenues are recognized upon the passage of title to the customers, provided that the collection of the proceeds of sales are reasonably assured.

Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. These estimates are reviewed periodically and as adjustments become necessary, they are reported in earnings in the period in which they become known.

Long-Lived Assets

The Company adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of which has been superseded by SFAS No. 144. SFAS No, 144 requires that long-lived assets to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Management used its best estimate of the undiscounted cash flows to evaluate the carrying amount and have determined that no impairment has occurred.

Intangible Assets

Intangible assets with an indefinite useful economic life are tested annually for impairment and periodically if events or circumstances warrant such a test in accordance with SFAS 142. An impairment loss is recognized if the carrying amount exceeds the fair value.

Concentrations of Credit Risks

The Company's receivables are unsecured and are generally due in 30 Days. Currently, the Company does not have a wide variety of customers, however, the Company is continuously broadening its customer base.

Recent Pronouncements

SFAS No. 144 - Accounting for the Impairment or Disposal of Long-Lived Assets. This standard supercedes SFAS No. 121 - Accounting for the impairment of long-lived assets and for Long-Lived Assets to be Disposed of. This standard requires that businesses recognize impairment when the financial statement carrying amount of long-lived asset or asset group exceeds its fair value and is not recoverable. The provisions of this statement are effective for financial statements issued for fiscal years beginning after December 15, 2001.

SFAS No. 145 - Rescission of FASB Statements No.4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections. SFAS 145 updates, clarifies and simplifies existing accounting pronouncements. SFAS 145 rescinds Statement No.4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as extraordinary items, net of related income tax effect. As a result, the criteria in APB Opinion No. 30 will now be used to classify those gains and losses because Statement No. 4 has been rescinded. Statement No. 44 was issued to establish accounting requirements for the effects of transition to provisions of the Motor Carrier Act of 1980. Because the transition has been completed, Statement No. 44 is no longer necessary.

SFAS No. 146 - Accounting for Cost Associated with Exit or Disposal Activities. SFAS 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Previous accounting guidance was provided by Emerging Issues Task Force ("EITF") Issue No. 94-3. SFAS 146 replaces EITF94-3. The Statement is to be applied prospectively to exit or disposal activities initiated after December 31, 2002.

SFAS No.147 - Acquisition of certain Financial Institutions, an amendment of SFAS 72 and 144 and SFAS interpretation number 9 issued October 2002 and relates to acquisitions of financial institutions.

SFAS No. 148 - Accounting for Stock Based Compensation-Transition and Disclosure, an amendment of SFAS 123 issued December 2002 and permits two additional transition methods for entities that adopt the fair value based method of accounting for stock based employee compensation to avoid the ramp-up effect arising from prospective application. This statement also improves the prominence and clarity of the pro-forma disclosures required by SFAS 123.

SFAS No. 149 - Amendment of SFAS 133 on derivative instruments and hedging activities. This statement amends and clarifies financial accounting and reporting for derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS 133, accounting for derivative instruments and hedging activities.

SFAS No. 150- Accounting for certain financial instruments with characteristics of both liabilities and equity. This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity.

The Company believes that the above standards would not have a material impact on its financial position, results of operations or cash flows.

NOTE 3. ACCOUNTS RECEIVABLE

		2003		2002
	$		$
Accounts receivable		29,742		0
Less: Allowance for doubtful accounts		2,080		0

		27,662		0

The Company carries accounts receivable at the amounts it deems to be collectible. Accordingly, the Company provides allowances for accounts receivable it deems to be uncollectible based on management's best estimates. Recoveries are recognized in the period they are received. The ultimate amount of accounts receivable that becomes uncollectible could differ from those estimated.

NOTE 4. INVENTORY

Inventory comprised the following:

		2003		2002
	$		$
Raw materials		26,757		52,141
Finished goods		115,148		0

		141,905		52,141

NOTE 5. PROPERTY, PLANT & EQUIPMENT

		2003		2002
	$		$
Leasehold Improvements		1,837		1,837
Furniture & Fixtures		11,656		11,656
Machinery & Equipment		170,072		133,874
Automobile		22,067		22,067

COST		205,632		169,434

Less: Accumulated depreciation
Leasehold Improvements		460		276
Furniture & Fixtures		5,709		4,044
Machinery & Equipment		59,496		38,993
Automobile		13,432		9,019

		79,097		52,332

NET		126,535		117,102

NOTE 6. LICENSING RIGHT

In January 2003, the Company entered into a sub-licence agreement with a third party drug research company for the world-wide commercialization of an experimental cancer drug. The cost of this sub-licence agreement was $230,000 which was paid by cash of $190,000 and shares with a value of $40,000. Costs to bring this drug to market are currently prohibitive for the Company, however, management believes it may recover the cost for these rights should full scale development not proceed.

NOTE 7. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities are comprised of the following:

		2003		2002
	$		$

Trade payable		205,654		24,680
Accrued liabilities		49,070		0

		254,724		24,680

NOTE 8. NOTES PAYABLE

At September 30, 2003, the Company has notes payable of $474,837. These notes are unsecured and bear interest at 0%-12% per annum.

NOTE 9. LITIGATION LIABILITY

The Company is a defendant in a lawsuit, filed by a prospective investor alleging breach of contract, which seeks damages totaling $25,000. The Company believes the suit is without merit, however, to remain conservative, the entire claim has been accrued in the financial statements.

NOTE 10. COMMITTMENTS

Leases

The Company leases automobile and computer equipment as well as its main premises. The aggregate minimum annual payments due under these leases are as follows:

Year	Amount

2004	$ 46,811
2005	46,811
2006	46,811
2007	34,451
2008 and beyond	34,451

NOTE 11. COMMON STOCK

The Company is authorized to issue 100,000,000 shares of common stock. As of September 30, 2003, 16,920,082 shares of such common stock has been issued and remains outstanding Common stock has a stated par value of $0.0001 per share. During the year, the Company issued 913,448 shares of common stock at a price of $0.55 per share, 75,524 shares of common stock at a price of $0.45 per share and 637,500 shares for services rendered with a fair value of $273,436. Out of these 637,500 shares, 452,500 shares were issued to management for consulting fees at a price of $0.40 per share. 40,000 shares previously issued were returned to the Company as no consideration had been received.

NOTE 12. INCOME TAXES

The tax effect of significant temporary differences representing deferred tax assets is as follows:

		2003		2002

	$		$
Deferred tax assets:

Operating loss carry forwards		1,455,175		906,789
Valuation allowance		1,455,175		906,789

Net deferred tax assets		0		0

These losses expire in varying amounts between 2010 and 2023.

NOTE 13. STOCK OPTION PLAN

The Company has a Stock Option Plan (Plan) under which officers, key employees, certain independent contractors, and non-employee directors may be granted options to purchase shares of the Company's authorized but unissued common stock. Since the fiscal year of 2001, the option plan was terminated. Under this Plan, the option exercise price is US$0.10. Outstanding stock options granted under the Plan will remain in effect until the expiration date specified in those options. Options currently expire no later than 10 years from the grant date and generally vest within five years. Proceeds received by the Company from exercises of stock options are credited to common stock and additional paid-in capital. Additional information with respect to the Plan's stock option activity is as follows:

	Number of	Weighted
	Shares	Average
		Exercise
		Price
Options exercisable at September 30, 2003	1,150,000	$0.10

The Company adopted a new option plan on February 10, 2003 under which options to purchase 1,500,000 common shares will be granted to certain key employees and directors. Under the Plan, the option exercise price and its fair market value are determined to be US$0.63-US$0.69. All options will expire on February 10, 2008 and will vest, and become exercisable in three installments. Proceeds received by the Company from exercises of stock options are credited to common stock and additional paid-in capital. Additional information with respect to the Plan's stock option activity is as follows:

	Number of	Weighted
	Shares	Average
		Exercise
		Price
Outstanding at February 10, 2003 (plan adoption)	1,500,000	$0.65
Granted	645,000	$0.63
Exercised	0	$0.00
Cancelled	0	$0.00
Outstanding as of September 30, 2003	645,000	$0.63
Options exercisable at September 30, 2003	268,333	$0.63

The Company granted 645,000 options to consultants during the year. The fair value of each option grant was recorded at as consulting expense in these consolidated financial statements using the Black-Scholes option pricing model.

NOTE 14. WARRANTS

The Company has the following warrants outstanding to purchase common stock at September 30, 2003:

Warrants issued in conjunction with financing costs whereby one warrant entitles the holder to purchase one share of common
stock at an exercise price of $1.10, expiring December 19, 2004.	913,448

Warrants issued in conjunction with financing costs whereby one warrant entitles the holder to purchase one share of common
stock at an exercise price of $0.65, expiring June 17, 2005.	75,524
988,972

NOTE 15. SEGMENTED INFORMATION

The Company, after reviewing its reporting systems, has determined that it has one reportable segment and geographic segment. The Company's operations are all related to the research, design, manufacture and sales of therapeutic products. All revenue generated to date result from sales in Canada. All assets of the business are located in Canada.

NOTE 16. RECLASSIFICATIONS

Certain amounts from prior year have been reclassified to conform with current year's presentation.